The Honourable Ken Krawetz Deputy Premier Minister of Finance

SASKATCHEWAN BUDGET UPDATE
13-14

BALANCED GROWTH
1ST QUARTER FINANCIAL REPORT

1st Quarter Financial Report Government of Saskatchewan August 8, 2013

2013-14 1st Quarter Financial Report General Revenue Fund Update

INTRODUCTION

Through the first quarter of 2013-14, both the economy and the province’s finances generally appear to be tracking consistent with expectations developed for the Budget.

However, recent developments in global potash markets do add a degree of uncertainty to expected performance over the coming months.

The Saskatchewan economy continues to perform well in 2013.

▪	Potash production was up 18.9 per cent in the first five months of 2013 over the same period last year, reflecting improved demand in most major potash markets.

▪
Employment growth has been stronger-than-expected, averaging 20,900 more jobs through the first half of 2013 than in the first half of 2012.  This 3.9 per cent job growth is the fastest rate in the nation.  And, the unemployment rate has averaged 4.0 per cent over the same period – the lowest rate in the nation.

Through the first 5 months of 2013, Saskatchewan leads national growth in:

▪	average employment weekly earnings;
▪	value of manufacturing sales; and,
▪	value of wholesale trade.

Saskatchewan Economic Indicators
					Change from
	2011	2012	2013		2012
Population at July 1 (000s)	1,057.8	1,080.0	1,093.9*		20.8*

			2013		January
Per Cent Change Unless Noted Otherwise	2011	2012	(year-to-date)	Ranking	through
Employment growth (000s)	1.4	11.4	20.9	1st**	June
Unemployment rate (%)	5.0	4.7	4.0	lowest	June
Consumer Price Index	2.8	1.6	1.2	6th lowest	June
Average employment weekly earnings	3.8	4.8	4.1	1st	May
Value of manufacturing sales	16.8	14.0	5.9	1st	May
Value of international exports	25.1	9.9	6.8	2nd	May
Value of retail sales	7.5	7.6	4.1	3rd	May
Value of wholesale trade	22.2	2.5	10.6	1st	May
Number of new vehicles sold	7.3	10.6	5.3	5th	May
Value of building permits	25.9	19.1	-4.0	3rd	May
Number of housing starts	19.0	41.8	-22.0	8th	Mar
Investment in new housing construction	48.5	35.0	13.6	3rd	May
Investment in non-residential building construction	-3.9	22.4	2.8	5th	June
Source: Statistics Canada
*	As of April 1, 2013. Change is from April 2012 to April 2013.
**	in terms of per cent change

 2013-14 1st Quarter Financial Report | GRF Update 1

While the rates of growth in the value of building permits, the number of housing starts and investment in non-residential building construction are down somewhat, in each case this follows a year that saw stellar growth.

Investment in new housing construction remains strong, growing 13.6 per cent through the first 5 months of 2013.  This relatively robust growth follows growth of more than 80 per cent over the previous 2 years.

Exchange rate expectations are currently between 2 and 3 US cents below the 2013-14 Budget assumptions.

Exchange Rate Forecasts (July 16, 2013)
US cents	2013	2014
Global Insight	97.60	96.60
Conference Board	98.00	98.00
TD	94.80	91.30
RBC	96.20	98.00
BMO	96.90	95.40
CIBC	94.30	97.50
Scotia Bank	95.20	97.10
Average	96.14	96.27
2013-14 Budget	98.80	99.80

Private forecasters remain confident in Saskatchewan’s economy, maintaining real GDP growth expectations in the neighbourhood of 2.7 per cent in 2013 and 3.0 per cent in 2014.

Private Sector Real GDP Growth Forecasts For Saskatchewan
(Per Cent Change)	2013	2014	Release Date
TD Bank	2.6	3.0	Jul-13
IHS Global Insight	2.3	2.6	Jul-13
Conference Board of Canada	3.9	2.7	Jun-13
Scotiabank	2.8	2.9	Jun-13
RBC	2.9	3.7	Jun-13
Laurentian Bank	2.0	2.7	Jun-13
BMO	2.4	2.8	May-13
The Centre for Spatial Economics	3.1	3.4	Mar-13
CIBC	2.4	2.9	Jan-13
Average of Private Sector Forecasts	2.7	3.0
2013-14 Budget Forecast	2.6	3.1

This is consistent with both the 2013-14 Budget economic forecast and private sector forecasters’ views at that time, and represents the second fastest growth among provinces in each year.

The budget remains balanced through the first quarter of 2013-14.

▪
Stronger-than-expected oil prices, combined with a weaker-than-expected US dollar exchange rate, are expected to increase oil revenue by more than enough to offset reduced revenue from Crown land sales, potash and Provincial Sales Tax.

▪	Expenses continue to be managed effectively, with the only substantive increase in spending expected for disaster assistance.

Government debt remains at $3.8 billion.

The Growth and Financial Security Fund balance is expected to be almost $683 million at the end of 2013-14.

   2    2013-14 1st Quarter Financial Report | GRF Update

FINANCIAL OVERVIEW

The 2013-14 first quarter report shows:

revenue is up $11.8 million or 0.1 per cent from budget; and,

expense is up $43.6 million or 0.4 per cent from budget.

The resulting pre-transfer surplus is $33.0 million.

A $682.8 million balance remains in the Growth and Financial Security Fund (GFSF) after a $16.5 million transfer from the GRF. The security component remains at $516.3 million – the balance at the end of 2012-13 – while the growth component increases from an opening balance of $150.0 million to $166.5 million.

Government general public debt is forecast to be $3.8 billion at the end of 2013-14, unchanged from the 2012-13 actual.

2013-14 GRF 1st Quarter Financial Overview
	Budget	1st Quarter	Change from
	Estimate	Forecast	Budget
	(millions of dollars)
Revenue	11,607.3	11,619.1	11.8
Expense	11,542.5	11,586.1	43.6
Pre-Transfer Surplus	64.8	33.0	(31.8)
Transfer (to) GFSF	(32.4)	(16.5)	15.9
Transfer from GFSF	-	-	-
Net Transfer from (to) GFSF	(32.4)	(16.5)	15.9
GRF Surplus	32.4	16.5	(15.9)

GFSF Opening Balance *	662.7	666.3	3.6
Net Transfer from (to) GRF	32.4	16.5	(15.9)
GFSF Balance	695.1	682.8	(12.3)
GFSF Balance - Security	512.7	516.3	3.6
GFSF Balance - Growth	182.4	166.5	(15.9)

Government General Public Debt **	3,804.8	3,804.8	-
*	1st Quarter Forecast of 2013-14 opening balance has been adjusted to reflect 2012-13 actual transfers to the GFSF.
**	Budget Estimate figure has been adjusted to reflect the 2012-13 actual level.

 2013-14 1st Quarter Financial Report | GRF Update   3

REVENUE UPDATE

At the first quarter, GRF revenue is forecast to increase $11.8 million from budget.  The increase is due to higher non-renewable resource revenue, partially offset by lower taxation revenue.

Revenue Reconciliation
(millions of dollars)

Budget Estimate	$11,607.3
First Quarter Changes
Oil	+ 92.0
Natural Gas	+ 1.7
Crown Land Sales	- 45.6
Potash	- 21.3
Provincial Sales Tax	- 15.0
Total Change	+ 11.8

1st Quarter Forecast	$11,619.1

Taxation revenue is forecast to decrease $15.0 million due to a decrease in Provincial Sales Tax (PST) revenue, to reflect year-to-date results through the first quarter of 2013-14.

2013-14 Fiscal Year Key Resource Forecast Assumptions
	Budget	1st Quarter
	Estimate	Forecast
WTI Oil Price (US$ per barrel)	92.84	95.03
Well-head Oil Price (C$ per barrel)1	75.29	80.01
Oil Production (millions of barrels)	171.8	173.0
Total Oil Revenue ($Millions)	1,441.2	1,533.2
Potash Price (mine netback, US$ per KCl tonne)2	395	372
Potash Price (mine netback, C$ per K2O tonne)2	654	636
Potash Sales (million K2O tonnes)	10.4	10.4
Total Potash Revenue ($Millions)	519.9	498.6
Fieldgate Natural Gas Price (C$ per gigajoule)	3.07	3.36
Natural Gas Production (billion cubic feet)	123.1	122.3
Total Natural Gas Revenue ($Millions)	9.6	11.3
Canadian Dollar (US cents)	98.92	96.00
1	The average price per barrel of Saskatchewan light, medium and heavy oil.
2	Ministry of Finance calculations derived from calendar-year forecasts.

Non-renewable resource revenue is forecast to increase $26.8 million due to increases in oil and natural gas, partially offset by decreased Crown land sales and potash revenue.

▪
Crown land sales revenue is forecast to decrease by $45.6 million resulting from lower-than-expected year-to-date sales, primarily due to an industry reallocation of capital towards drilling for lease continuance and development purposes, combined with concerns regarding transportation of crude oil to market.

▪
Oil is forecast to increase by $92.0 million, primarily due to a higher average West Texas Intermediate (WTI) oil price forecast, a lower exchange rate forecast, a smaller light-heavy differential and an increase in production.

The average 2013-14 WTI oil price is now forecast at US$95.03 per barrel, up from the budget assumption of US$92.84 per barrel.

   4    2013-14 1st Quarter Financial Report | GRF Update

WTI Price Forecasts (July 19, 2013)
$US/barrel	2013	2014
BMO	96.00	99.00
EIA	94.65	91.96
GLJ	94.52	95.00
NYMEX Futures	99.75	95.33
Scotia Bank	95.00	98.00
Sproule	94.67	91.44
TD	94.00	94.25
Average (Confidential Forecasts)*	94.83	93.86
Average	95.31	94.66
*	The Ministry of the Economy receives, in confidence, other private sector forecasts.

The current average exchange rate forecast is 96.00 US cents, down from the budget estimate of 98.92 US cents. The light-heavy differential has decreased from 17.9 per cent at budget to 15.5 per cent at first quarter.

The above-mentioned factors have resulted in a 2013-14 average well-head price, in Canadian dollars, of $80.01 per barrel, up from the budget assumption of $75.29 per barrel.

In addition, oil production has increased from 171.8 million barrels at budget to 173.0 million barrels.

▪	Potash is forecast to decrease by $21.3 million, primarily due to a $20.0 million sensitivity adjustment to account for uncertainty arising from recent global potash market developments.

Transfers from the Government of Canada are unchanged from budget, reflecting an increase due to anticipated federal cost sharing of 2013 disaster assistance claims, offset by anticipated reductions in federal cost sharing for prior-year claims.

EXPENSE UPDATE

At the first quarter, GRF expense is forecast to increase $43.6 million from budget.

Expense Reconciliation
(millions of dollars)

Budget Estimate	$11,542.5
First Quarter Changes
Government Relations	+ 43.6
Total Change*	+ 43.6

1st Quarter Forecast	$11,586.1
*	Total Change includes small changes for the Legislative Assembly ($28K) and the Provincial Auditor ($7K).

▪	Government Relations is up $43.6 million from budget for the Provincial Disaster Assistance Program, mainly related to 2013 claims and outstanding prior-year claims.

 2013-14 1st Quarter Financial Report | GRF Update   5

DEBT UPDATE

The GRF borrows for government and Crown corporations.  Public debt is composed of gross debt less sinking funds.

Government general public debt at March 31, 2014 is currently forecast to be $3.8 billion, unchanged from March 31, 2013 and $2.8 million lower than the budgeted amount.

Crown corporations are responsible for the principal and interest payments on their debt.  Crown corporation debt is incurred in the normal course of business, primarily for investment in infrastructure and business development initiatives which provide revenue streams to service the debt.

Crown corporation debt is divided into two components: Crown corporation general debt and Government business enterprise (GBE) specific debt.

Crown corporation general public debt is forecast to be $0.6 billion, a decrease of $260.0 million from March 31, 2013 and a decrease of $104.7 million from the budgeted amount.  GBE specific public debt is forecast to be $5.8 billion, an increase of $1,265.3 million from March 31, 2013 and an increase of $220.5 million from the budgeted amount.

Taken together, Crown corporation public debt is currently forecast to be $6.4 billion, an increase of $1.0 billion from March 31, 2013, and an increase of $115.8 million from the budgeted amount.  The increases are primarily due to higher borrowing requirements at SaskPower.

2013-14 1st Quarter Debt Overview
		As at March 31, 2014		Change from
	2012-13	Budget	1st Quarter	2012-13	Budget
Debt as at March 31	Actual	Estimate	Forecast	Actual	Estimate
	(millions of dollars)
GRF Government General Public Debt	3,804.8	3,807.6	3,804.8	-	(2.8)
GRF Crown Corporation Public Debt
Crown Corporation General	886.5	731.2	626.5	(260.0)	(104.7)
Government Business Enterprise Specific	4,487.9	5,532.7	5,753.2	1,265.3	220.5
GRF Crown Corporation Public Debt	5,374.4	6,263.9	6,379.7	1,005.3	115.8

GRF Public Debt	9,179.2	10,071.5	10,184.5	1,005.3	113.0
Guaranteed Debt	132.0	183.1	185.5	53.5	2.4

   6   2013-14 1st Quarter Financial Report | GRF Update

2013-14 First Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Schedule of Revenue
	Budget	1st Quarter	Change from
	Estimate	Forecast	Budget
	(thousands of dollars)

Corporation Income	986,800	986,800	-
Fuel	526,100	526,100	-
Individual Income	2,445,500	2,445,500	-
Provincial Sales	1,401,400	1,386,400	(15,000)
Tobacco	295,300	295,300	-
Other	336,500	336,500	-
Taxes	5,991,600	5,976,600	(15,000)

Crown Land Sales	111,400	65,800	(45,600)
Natural Gas	9,600	11,300	1,700
Oil	1,441,200	1,533,200	92,000
Potash	519,900	498,600	(21,300)
Resource Surcharge	488,800	488,800	-
Other	99,700	99,700	-
Non-Renewable Resources	2,670,600	2,697,400	26,800

Crown Investments Corporation of Saskatchewan	180,000	180,000	-
- Special Dividend	16,600	16,600	-
Saskatchewan Liquor and Gaming Authority	491,800	491,800	-
Other Enterprises and Funds	60,300	60,300	-
Transfers from Crown Entities	748,700	748,700	-

Fines, Forfeits and Penalties	19,400	19,400	-
Investment Income	89,400	89,400	-
Motor Vehicle Fees	183,300	183,300	-
Other Licences and Permits	26,200	26,200	-
Sales, Services and Service Fees	132,800	132,800	-
Transfers from Other Governments	16,900	16,900	-
Other	100,000	100,000	-
Other Revenue	568,000	568,000	-
Own-Source Revenue	9,978,900	9,990,700	11,800

Canada Health Transfer	959,200	959,200	-
Canada Social Transfer	377,900	377,900	-
Other	291,300	291,300	-
Transfers from the Government of Canada	1,628,400	1,628,400	-
Revenue	11,607,300	11,619,100	11,800

 2013-14 1st Quarter Financial Report | GRF Update   7

2013-14 First Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Schedule of Expense
	Budget	1st Quarter	Change from
	Estimate	Forecast	Budget
	(thousands of dollars)
Ministries and Agencies
Advanced Education	787,716	787,716	-
Agriculture	406,860	406,860	-
Central Services	74,045	74,045	-
Economy	275,517	275,517	-
Education	1,381,540	1,381,540	-
- Teachers' Pensions and Benefits	321,944	321,944	-
Environment	163,275	163,275	-
Executive Council	17,818	17,818	-
Finance	68,788	68,788	-
- Public Service Pensions and Benefits	291,076	291,076	-
Finance Debt Servicing	340,000	340,000	-
Government Relations	477,309	520,895	43,586
Health	4,841,661	4,841,661	-
Highways and Infrastructure	423,336	423,336	-
Innovation Saskatchewan	28,006	28,006	-
Justice	541,975	541,975	-
Labour Relations and Workplace Safety	18,440	18,440	-
Parks, Culture and Sport	104,765	104,765	-
Saskatchewan Research Council	19,743	19,743	-
SaskBuilds Corporation	8,300	8,300	-
Social Services	889,607	889,607	-
Water Security Agency	15,480	15,480	-

Legislative Assembly and its Officers
Chief Electoral Officer	2,195	2,195	-
Children's Advocate	3,800	3,800	-
Conflict of Interest Commissioner	148	148	-
Information and Privacy Commissioner	1,116	1,116	-
Legislative Assembly	26,257	26,285	28
Ombudsman	3,354	3,354	-
Provincial Auditor	8,457	8,464	7

Expense	11,542,528	11,586,149	43,621

   8   2013-14 1st Quarter Financial Report | GRF Update

2013-14 First Quarter Financial Report
Province of Saskatchewan
General Revenue Fund
Schedule of Debt
		2013-14	Change from
	2012-13	1st Quarter	2012-13
Debt as at March 31	Actual	Forecast	Actual
	(thousands of dollars)

Government General Public Debt	3,804,817	3,804,817	-

Crown Corporation General Debt
Information Services Corporation of Saskatchewan	9,935	-	(9,935)
Municipal Financing Corporation of Saskatchewan	15,289	15,289	-
Saskatchewan Housing Corporation	25,282	23,679	(1,603)
Saskatchewan Liquor and Gaming Authority	125,064	-	(125,064)
Saskatchewan Opportunities Corporation	35,291	34,860	(431)
Saskatchewan Power Corporation	95,303	94,086	(1,217)
Saskatchewan Telecommunications Holding Corporation	157,000	89,600	(67,400)
Saskatchewan Water Corporation	16,203	15,603	(600)
SaskEnergy Incorporated	407,117	353,400	(53,717)
Crown Corporation General Public Debt	886,484	626,517	(259,967)

Government Business Enterprise Specific Debt
Municipal Financing Corporation of Saskatchewan	132,377	242,642	110,265
Saskatchewan Gaming Corporation	6,000	6,000	-
Saskatchewan Liquor and Gaming Authority	-	125,000	125,000
Saskatchewan Power Corporation	3,251,648	4,041,273	789,625
Saskatchewan Telecommunications Holding Corporation	495,754	634,636	138,882
Saskatchewan Water Corporation	32,044	42,964	10,920
SaskEnergy Incorporated	570,055	660,657	90,602
Government Business Enterprise Specific Public Debt	4,487,878	5,753,172	1,265,294
Public Debt	9,179,179	10,184,506	1,005,327

Public Debt by Category
Government General Gross Debt	5,025,494	4,869,873	(155,621)
Government General Sinking Funds	(1,220,677)	(1,065,056)	155,621
Government General Public Debt	3,804,817	3,804,817	-

Crown Corporation Gross Debt	5,988,403	7,027,157	1,038,754
Crown Corporation Sinking Funds	(614,041)	(647,468)	(33,427)
Crown Corporation Public Debt	5,374,362	6,379,689	1,005,327
Public Debt	9,179,179	10,184,506	1,005,327

Guaranteed Debt	132,014	185,517	53,503

 2013-14 1st Quarter Financial Report | GRF Update   9